Exhibit 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)

American Electric Power Company, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, par value $6.50 per share	457(c) and 457(h)	2,000,000	$ 129.41	$258,820,000	0.0001381	$35,744
Total Offering Amounts					$258,820,000		$35,744
Total Fee Offsets							$—
Net Fee Due							$35,744

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement to which this Calculation of Filing Fee Table is attached (the “Registration Statement”) also includes an indeterminate amount of additional shares of Common Stock, par value $6.50 per share (the “Common Stock”), that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, the Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described in the Registration Statement. Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required with respect to such plan interests.
(2)    Pursuant to Rule 457(c) and Rule 457(h), these prices were estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant’s Common Stock on the NASDAQ Stock Market LLC on June 22, 2026.